UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 31, 2007

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3540 Bassett Street, Santa Clara, California		95054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-982-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2007, IXYS Corporation (the "Company") and Barber Lane Associates L.P. (the "Property Owner") entered into an agreement for the purchase by the Company from the Property Owner of the property at 1590 Buckeye Drive in Milpitas, California. The building, about 53,000 square feet in size, is intended to serve as corporate offices and the facility for Silicon Valley operations. The purchase price is approximately $7.5 million. The purchase price will be paid either by the assumption of existing debt or by the funding of the defeasance of the property from the existing debt. Under the agreement, $500,000 is to be deposited into escrow, which amount will constitute liquidated damages in the event of a breach of contract by the Company. The agreement provides for an inspection period of 60 days from the date of execution, during which the Company may evaluate the property. The Company may terminate the agreement during the inspection period and cause the deposit to be returned. The transaction is expected to close in July 2007. Kenneth D. Wong, a director of the Company, is an executive officer of two entities in control of the Property Owner.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

February 6, 2007	By:	/s/ Uzi Sasson

Name: Uzi Sasson
Title: Vice President of Finance